Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

MOTHERS WORK REPORTS

THIRD QUARTER FISCAL 2008 EARNINGS

***

COMPANY ALSO ANNOUNCES $7 MILLION STOCK REPURCHASE PROGRAM

Philadelphia, PA, July 29, 2008 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2008 ended June 30, 2008, and announced that its Board of Directors approved a program to repurchase up to $7 million of the Company’s outstanding common stock.

Net income for the third quarter of fiscal 2008 was $4.1 million, or $0.68 per common share (diluted), compared to net income for the third quarter of fiscal 2007 of $1.0 million, or $0.17 per common share (diluted).  The Company’s earnings per share were in line with the Company’s updated diluted earnings per share guidance, provided in its July 10, 2008 press release, of between $0.66 and $0.70 per share.  During June 2008, the Company prepaid $8 million principal amount of its senior secured Term Loan due March, 2013, which resulted in an after-tax charge of $0.01 per share in the third quarter of fiscal 2008.  During April 2007, the Company redeemed the remaining $90 million principal amount of its outstanding 11 1/4% Senior Notes, which resulted in an after-tax charge of $0.73 per share in the third quarter of fiscal 2007.  Net income before the debt repurchase charge for the third quarter of fiscal 2008 was $4.2 million, or $0.69 per common share (diluted), compared to the net income before the debt repurchase charge for the third quarter of fiscal 2007 of $5.5 million, or $0.90 per common share (diluted).

Net income for the first nine months of fiscal 2008 was $3.4 million, or $0.56 per common share (diluted), compared to net income for the first nine months of fiscal 2007 of $5.0 million, or $0.81 per common share (diluted).  Net income before debt repurchase charges for the first nine months of fiscal 2008 was $3.5 million, or $0.57 per common share (diluted), compared to net income before debt repurchase charges for the first nine months of fiscal 2007 of $10.7 million, or $1.74 per common share (diluted).  The debt

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repurchase charge for the first nine months of fiscal 2008, of $0.01 per share after tax, resulted from the Company’s prepayment of $5 million of its outstanding Term Loan in March 2008 and the prepayment of $8 million of its outstanding Term Loan in June 2008.  The debt repurchase charge for the first nine months of fiscal 2007, of $0.94 per share after tax, resulted from the Company’s redemption of $25 million of its Senior Notes in December 2006 and the redemption of the remaining $90 million of its Senior Notes in April 2007.

Net sales for the third quarter of fiscal 2008 decreased 0.7% to $152.2 million from $153.2 million for the third quarter of fiscal 2007.  The decrease in sales versus last year resulted primarily from a decrease in sales from our leased department and licensed relationships, largely due to a decrease in Sears leased department sales, as well as reduced sales volume from the ongoing closure of certain underperforming stores, substantially offset by an increase in comparable store sales and increased internet sales.  Comparable store sales increased 2.4% during the third quarter of fiscal 2008 (based on 989 locations) versus a comparable store sales decrease of 8.2% during the third quarter of fiscal 2007 (based on 1,393 locations).  For the quarter ended June 30, 2008, the Company opened seven stores, including three Destination Maternity® Superstores, and closed 12 stores, including seven store closings related to multi-brand store openings.  As of the end of June 2008, the Company operates 761 stores, 294 leased department locations and 1,055 total retail locations, compared to 787 stores, 812 leased department locations and 1,599 total retail locations operated at the end of June 2007.  The decrease in leased department locations at the end of June 2008 versus the end of June 2007 reflects the closure of the remaining leased departments within Sears stores during the month of June 2008, as compared to the 516 Sears leased departments operated by the Company at the end of June 2007.  Adjusted EBITDA was $14.1 million for the third quarter of fiscal 2008, a 12.6% decrease from the $16.1 million of Adjusted EBITDA for the third quarter of fiscal 2007.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the first nine months of fiscal 2008 decreased 2.6% to $434.1 million from $445.6 million for the same nine months of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in sales from our leased department and licensed relationships, largely due to a decrease in Sears leased department sales, as well as reduced sales volume from the ongoing closure of certain underperforming stores and a decrease in comparable store sales, partially offset by increased internet sales.  Comparable store sales decreased 0.6% during the first nine months of fiscal 2008 (based on 842 locations) versus a comparable store sales decrease of 4.1% during the first nine months of fiscal 2007 (based on 1,365 locations).  During the nine months ended June 30, 2008, the Company opened 24 stores, including five multi-brand stores, and closed 44 stores, with 16 of these store closings related to multi-brand store openings.  During the nine months ended June 30, 2008, the Company also closed the 501 leased department locations within Sears® stores, pursuant to mutual agreement with Sears.  As we have previously disclosed, our relationship with Sears ended in June, 2008, resulting in the closure of our leased departments within Sears stores.  Adjusted EBITDA was $27.1 million for the first nine months of fiscal 2008, a 31.7% decrease from the $39.6 million of Adjusted EBITDA for the first nine months of fiscal 2007.

Since March 19, 2008, the Company has prepaid $13 million of its outstanding Term Loan, including $8 million prepaid on June 19, 2008.  At June 30, 2008, the Company’s indebtedness under the Term Loan Agreement was $75.9 million, there were no outstanding borrowings under the credit facility and the Company had approximately $49 million of availability under the credit facility.

On July 29, 2008 the Company announced that its Board of Directors approved a program to repurchase up to $7 million of the Company’s outstanding common stock.  Under the program, the Company may repurchase shares from time to time through solicited or unsolicited transactions in the open market or in negotiated or other transactions.  The program will be in effect until the end of July 2010.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “We are pleased with our strong sales performance for June and for the third quarter, despite the continued weak overall economic and retail environment, as we continue to anniversary weaker sales results from a year ago and continue to refine our merchandise assortments and our in-store merchandise presentation.  Our sales for the third quarter of $152.2 million were within our guidance range of $150.0 million to $153.5 million provided in our April 23, 2008 press release, with our comparable store sales increase of 2.4% for the quarter within our guidance range of an increase of 1.0% to 3.5% for the quarter.

“As we announced in our July 1, 2008 strategic restructuring press release, we are streamlining our merchandise brands and store nameplates and have implemented cost reductions in order to simplify our business model, reduce our overhead costs and improve and tighten our merchandise assortments to drive the best possible results during this difficult economic period and for the long term.  We expect to realize approximately $5 million of annualized expense savings from these actions, beginning in the fourth quarter of fiscal 2008, and expect to incur pre-tax expense of approximately $0.9 million from these actions, with approximately $0.7 million of this expense expected to be recorded in the fourth quarter of fiscal 2008 and approximately $0.2 million expected to be recorded in the first quarter of fiscal 2009.  Pursuant to our strategic restructuring, we will re-brand our Mimi Maternity® merchandise brand under our A Pea in the Pod® brand beginning with the Spring 2009 collection, which will debut beginning in November 2008.  We also plan to streamline our store nameplates by January 2009, by renaming our single-brand Mimi Maternity stores as A Pea in the Pod, and by renaming our multi-brand Mimi Maternity stores as Destination Maternity.  We feel strongly that the strategic restructuring and streamlining of our merchandise brands and store nameplates will help improve our long-term profitability by simplifying our brand structure, reducing our cost structure, and leveraging both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand.

“As of June 30, 2008, we have 41 two-brand Mimi combo stores, 3 triplex stores, and 18 Destination Maternity Superstores.  The Mimi combo and triplex stores will be renamed as Destination Maternity by January 2009, as part of our restructuring.  We believe there is a significant opportunity to expand our multi-brand Destination Maternity store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our Destination Maternity store concepts will increase overall sales in the geographical markets they serve.  Opening our Destination Maternity Superstores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened four Destination Maternity Superstores in fiscal 2008, and are targeting to open one additional Superstore in fiscal 2008.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand Destination Maternity store concepts.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships, and we are committed to continuing this important part of our business and seeking ways to profitably expand it over the long term.  We are the exclusive maternity apparel provider to Kohl’s® through a licensed relationship, and have leased department relationships with Macy’s®, Babies “R” Us®, Boscov’s®, and Gordmans®.  As we announced in September 2007, our relationship with Sears ended in June 2008.  While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal was in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders.  As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value.  We believe that we continue to have the opportunity to profitably increase the sales we generate from our leased department and licensed relationships over time.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  Our continued commitment to this strategy of expanding our leased department and licensed relationships is also demonstrated by our new leased department relationships rolled out during fiscal 2007 with Boscov’s and Gordmans, two regional department store chains.

“In addition, although we currently do not have any international sales other than in Canada, we do believe there is a significant opportunity to develop international sales beyond Canada, and we are actively analyzing and evaluating some of these opportunities.  We feel confident that the strength of our brands and product offerings and our unmatched overall expertise in maternity apparel will enable us to build significant international sales volume over time.  We anticipate that our initial international strategy will include licensing or similar arrangements with foreign partners.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we aim to expand these revenues over time through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for the rest of fiscal 2008, we are optimistic about seeing continued improvement in our sales trend as we anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  We have seen a strong improvement in our sales trend in the third quarter compared to our sales performance in the first six months of fiscal 2008, as we have seen more seasonal temperatures compared to a year ago and we began to anniversary much weaker sales results from a year ago.  Based on our sales results thus far in July, we expect our comparable store sales for the full month of July to be in the range of up 2.0% to 3.5%.

“For the fourth quarter of fiscal 2008, we are projecting net sales in the $130.5 million to $134.4 million range, based on an assumed comparable store sales increase of 1.0% to 4.0% for the quarter.  Based on this targeted net sales, we are projecting fourth quarter earnings per common share (diluted) of between a loss of $(0.30) and $(0.46) per share, significantly better than last year’s fourth quarter diluted loss of $(0.92) per share.  Before debt repurchase and restructuring charges, we are projecting fourth quarter earnings per share (diluted) of between a loss of $(0.23) and $(0.39) per share.

“We are projecting net sales for fiscal 2008 in the $564.5 million to $568.5 million range, representing a sales decrease of approximately down 2.2% to 2.9% versus fiscal 2007, based on an assumed comparable store sales change of between down 0.3% and up 0.5% for the full fiscal year, as well as decreased sales from our leased department and licensed relationships, including the negative sales impact of the discontinuation of our Sears relationship during the third quarter of fiscal 2008.

“Our projected sales for fiscal 2008 reflect our plan to open approximately 28 to 29 new stores during the year, including approximately 6 to 7 new multi-brand stores, and our plan to close approximately 53 to 55 stores, with approximately 18 to 19 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Excluding the closure of all of the 501 Sears leased department locations that we operated on September 30, 2007, we plan to modestly increase the number of our leased department locations with our existing leased department partners during fiscal 2008.  In addition, we distribute our Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 957 stores in 47 states, compared to 834 stores in 46 states a year ago.

“We project that our gross margin for fiscal 2008 will be approximately 50.3% of net sales, a decrease from our 51.6% gross margin in fiscal 2007, due to increased markdowns to help manage our inventory level, product cost inflation pressures, which are being felt throughout the apparel industry, as well as from spreading product overhead costs over a smaller sales volume.  We continue to aggressively control our expenses, including the $5 million annualized reduction of our overhead costs expected to result from our July 1, 2008 strategic restructuring.  We expect our operating expenses for fiscal 2008 to be several million dollars lower than fiscal 2007.  However, with our lower planned sales volume for fiscal 2008 versus fiscal 2007, we expect our operating expenses as a percentage of net sales for fiscal 2008 to be flat to slightly higher versus fiscal 2007.

“Based on these assumptions, we are projecting operating income for fiscal 2008 in the $8.3 million to $10.0 million range, compared to our fiscal 2007 operating income of $18.7 million, and we are projecting Adjusted EBITDA in the $28.9 million to $30.6 million range, compared to our fiscal 2007 Adjusted EBITDA of $38.6 million.  Also, based on these assumptions, we are projecting diluted earnings per common share of between $0.10 and $0.27 per share for fiscal 2008, compared to our $0.87 diluted earnings per share before debt repurchase charges for fiscal 2007 and our reported loss per share of $(0.07) per share for fiscal 2007.  This earnings guidance range is consistent with our previous guidance range for fiscal 2008 diluted earnings per share of between $0.05 and $0.36 per share provided in our April 23, 2008 press release.  Before debt repurchase and restructuring charges, we are targeting diluted earnings per share of between $0.18 and $0.35 per share for fiscal 2008.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

“We are planning our fiscal 2008 capital expenditures to be between $16 and $17 million.  Our fiscal 2008 capital expenditures are primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued

distribution center automation.  We expect our inventory at fiscal 2008 year end to be less than fiscal 2007 year end, despite generating significantly less sales than originally planned, as we continue to tightly plan our inventory levels relative to sales and recognize the impact of the sell-off of the inventory related to the Sears business due to the non-renewal of the Sears relationship.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2008.

“We are very pleased with the reduction of our debt and ongoing interest expense over the past two years.   During fiscal 2007, we reduced the Company’s debt balance by approximately $25 million and completed the redemption of the remaining $90 million principal amount of our Senior Notes through a new, lower interest Term Loan financing.  We have prepaid $13 million of our Term Loan since March 2008 and we have repaid nearly $50 million of total debt in the last 24 months.  We have $75.9 million of outstanding Term Loan principal at June 30, 2008.  Although we have had and expect to have modest credit line borrowings from our $65 million credit facility at times during fiscal 2008, reflecting seasonal and other timing variations in cash flow as well as our use of funds for the $13 million Term Loan prepayments, we did not have any outstanding credit line borrowings at the end of the third quarter of fiscal 2008 and expect to have none at the end of fiscal 2008.  We had approximately $49 million of availability under our credit facility at June 30, 2008. Our average level of borrowings under our credit facility was $5.3 million during the first nine months of fiscal 2008.

“We are also pleased to announce that our Board has authorized a share repurchase program of up to $7 million.  Over the past two years, we have been very focused on deleveraging our balance sheet through debt prepayment.  However, we also believe that, at current market prices, our shares represent an attractive investment opportunity, and we believe that an investment in our own stock is a very appropriate one.  While our priority remains continued deleveraging through additional potential prepayments of our Term Loan, this authorized share repurchase program gives us excellent flexibility, indicates our continued commitment to increase shareholder value, and reflects our continued confidence in our generation of free cash flow despite a challenging overall economic environment.

“As we look forward to fiscal 2009, we recognize it is very difficult to project sales in this relatively volatile economic and retail environment.  Nonetheless, based on reasonable sales assumptions, we expect to generate significantly higher earnings in fiscal 2009 than in fiscal 2008, while generating strong free cash flow.  If our comparable store sales change for fiscal 2009 were in the range of down 1% to up 1%, we project that our fiscal 2009 net sales would be approximately $556 to $566 million and our reported fiscal 2009 diluted earnings per share would be between $0.60 and $1.00, a significant increase from our projected earnings range for fiscal 2008.  Before debt repurchase and restructuring charges, diluted earnings per share would be between $0.63 and $1.03 per share for fiscal 2009.  Based on this assumed comparable store sales range, operating income for fiscal 2009 would be in the $11.8 to $15.8 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) would be in the $30.6 to $34.6 million range.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

“In fiscal 2009, we plan to open approximately 15 to 25 new stores, including 5 to 10 new multi-brand Destination Maternity stores (both Destination Maternity Superstores and smaller Destination Maternity combo stores), and we plan to close approximately 45 to 55 stores, with approximately 10 to 15 of these planned store closings related to openings of new multi-brand Destination Maternity stores.  We are planning our fiscal 2009 capital expenditures to be between $13 million and $15 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and continued investment in our management information systems and for continued distribution center automation.  After deducting projected tenant construction allowance payments to us from store landlords, we expect our net cash outlay for capital projects to be between $10 million and $11 million. With respect to inventory, we are planning to decrease overall inventory levels from our projected inventory at the end of fiscal 2008.  Based on these targets and plans, we expect to generate strong free cash flow during fiscal 2009, which would enable us, first and foremost, to continue to deleverage through additional potential debt prepayments, while also enabling us to make potential stock repurchases.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2008 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, August 12, 2008 by calling (800) 839-1334.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2008, Mothers Work operates 1,055 maternity locations, including 761 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, free cash flow or other results of operations, liquidity and financial condition, expense savings, potential debt prepayments, potential stock repurchases, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, unusual weather patterns and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Net sales	$152,224	$153,227	$434,105	$445,568
Cost of goods sold	74,022	72,105	214,255	211,336

Gross profit	78,202	81,122	219,850	234,232
Selling, general and administrative expenses	69,557	70,055	208,474	208,668

Operating income	8,645	11,067	11,376	25,564
Interest expense, net	1,711	2,043	5,435	7,965
Loss on extinguishment of debt	59	7,330	97	9,423

Income before income taxes	6,875	1,694	5,844	8,176
Income tax provision	2,738	661	2,449	3,189

Net income	$4,137	$1,033	$3,395	$4,987

Net income per share – basic	$0.69	$0.18	$0.57	$0.86
Average shares outstanding – basic	5,956	5,838	5,915	5,789
Net income per share – diluted	$0.68	$0.17	$0.56	$0.81
Average shares outstanding – diluted	6,049	6,140	6,039	6,168

Supplemental information:
Net income, as reported	$4,137	$1,033	$3,395	$4,987
Add: loss on extinguishment of debt, net of tax	36	4,471	59	5,748
Adjusted net income, before loss on extinguishment of debt	4,173	5,504	3,454	10,735
Add: stock compensation expense, net of tax	399	333	1,086	936
Adjusted net income, before loss on extinguishment of debt and stock compensation expense	$4,572	$5,837	$4,540	$11,671

Adjusted net income per share – diluted, before loss on extinguishment of debt	$0.69	$0.90	$0.57	$1.74
Adjusted net income per share – diluted, before loss on extinguishment of debt and stock compensation expense	$0.76	$0.95	$0.75	$1.89

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30,	September 30,	June 30,
	2008	2007	2007

Cash and cash equivalents	$8,522	$10,130	$7,393
Inventories	95,209	100,485	97,998
Property, plant and equipment, net	66,589	68,651	71,237
Line of credit borrowings	—	—	—
Long-term debt	77,838	91,646	92,064
Stockholders’ equity	93,255	88,523	94,097

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07

Operating income	$8,645	$11,067	$11,376	$25,564
Add: depreciation & amortization expense	3,922	4,056	11,879	11,868
Add: loss on impairment of long-lived assets	393	559	1,339	949
Add: loss (gain) on disposal of assets	457	(129)	695	(292)
Add: stock compensation expense	654	544	1,780	1,534
Adjusted EBITDA(1)	$14,071	$16,097	$27,069	$39,623

Net sales	$152,224	$153,227	$434,105	$445,568
Operating income margin (operating income as a percentage of net sales)	5.7%	7.2%	2.6%	5.7%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	9.2%	10.5%	6.2%	8.9%

(1)  Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation & amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income (Loss) Per Share – Diluted

to Adjusted Net Income (Loss) Per Share – Diluted,

Before Loss on Extinguishment of Debt, Restructuring Expense

and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Fourth Quarter Ending	Fourth Quarter Ended
	9/30/08	9/30/07

Net loss per share - diluted	$(0.46) to (0.30)	$(0.92)
Add: per share effect of loss on extinguishment of debt	—	—
Add: per share effect of restructuring expense	0.07	—
Adjusted net loss per share - diluted, before loss on extinguishment of debt and restructuring expense	(0.39) to (0.23)	(0.92)
Add: per share effect of stock compensation expense	0.07	0.06
Adjusted net loss per share - diluted, before loss on extinguishment of debt, restructuring expense and stock compensation expense	$(0.32) to (0.16)	$(0.86)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07

Net income (loss) per share - diluted	$0.10 to 0.27	$(0.07)
Add: per share effect of loss on extinguishment of debt	0.01	0.94
Add: per share effect of restructuring expense	0.07	—
Adjusted net loss per share - diluted, before loss on extinguishment of debt and restructuring expense	0.18 to 0.35	0.87
Add: per share effect of stock compensation expense	0.24	0.21
Adjusted net income per share - diluted, before loss on extinguishment of debt, restructuring expense and stock compensation expense	$0.42 to 0.59	$1.08

Projected for the
Year Ending
9/30/09

Net income per share - diluted	$0.60 to 1.00
Add: per share effect of loss on extinguishment of debt	0.01
Add: per share effect of restructuring expense	0.02
Adjusted net income per share - diluted, before loss on extinguishment of debt and restructuring expense	0.63 to 1.03
Add: per share effect of stock compensation expense	0.22
Adjusted net income per share - diluted, before loss on extinguishment of debt, restructuring expense and stock compensation expense	$0.85 to 1.25

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07

Operating income	$8.3 to 10.0	$18.7
Add: depreciation & amortization expense	16.1	16.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	2.1	1.4
Add: stock compensation expense	2.4	2.1
Adjusted EBITDA	$28.9 to 30.6	$38.6

Projected for the
Year Ending
9/30/09

Operating income	$11.8 to 15.8
Add: depreciation & amortization expense	15.2
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	1.3
Add: stock compensation expense	2.3
Adjusted EBITDA	$30.6 to 34.6

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